Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2024 Fourth Quarter and Full Year Results

Reports Record Sales and Earnings

Increases Quarterly Cash Dividend by 20% to $0.12 per Common Share

Lakewood, Colorado, November 21, 2024. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2024 and provided its outlook for fiscal 2025.

Highlights for Fourth Quarter Fiscal 2024 Compared to Fourth Quarter Fiscal 2023

●	Net sales increased 9.3% to $322.7 million;
●	Daily average comparable store sales increased 7.1%, and increased 14.0% on a two-year basis;
●	Net income increased 53.2% to $9.0 million, with diluted earnings per share of $0.39; and
●	Adjusted EBITDA was $22.6 million.

Highlights for Fiscal 2024 Compared to Fiscal 2023

●	Net sales increased 8.9% to $1.24 billion;
●	Daily average comparable store sales increased 7.0%, and increased 10.6% on a two-year basis;
●	21st consecutive year of positive comparable store sales growth;
●	Net income increased 46.0% to $33.9 million, with diluted earnings per share of $1.47;
●	Adjusted EBITDA was $83.3 million; and
●	Opened four new stores and relocated/remodeled four stores.

“Our outstanding fourth quarter and fiscal year results underscore our customers’ appreciation for our commitment to the exceptional quality, value and convenience provided by our innovative business model along with consumers’ increasing prioritization of products that support health and sustainability,” said Kemper Isely, Co-President. “Our commitment to offering the highest quality products at Always AffordableSM prices is distinctive in the market and has been pivotal to our success. Fourth quarter results were broadly positive with daily average comparable store sales growth of 7.1% and 14.0% on a two-year basis, as well as a 53% increase in net income. We are particularly pleased with the balanced nature of our sales growth in fiscal 2024, including increases in transaction counts and items per transaction, modest price inflation and sales contribution from new stores.”

Mr. Isely continued, “The combination of consumer trends and our focus on customer engagement and operational initiatives have driven our sustained growth. Over the previous five years we have grown net sales by 37%, and diluted earnings per share have more than tripled. Furthermore, during this period we returned $108 million in capital to our stockholders through $4.76 of cumulative cash dividends per common share. As we look forward to fiscal 2025, we expect to build upon our momentum by continuing to execute to our founding principles, leveraging our differentiated model and emphasizing operational excellence to drive profitable growth.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2024 Compared to Fourth Quarter Fiscal 2023

Net sales during the fourth quarter of fiscal 2024 increased $27.6 million, or 9.3%, to $322.7 million, compared to the fourth quarter of fiscal 2023, due to a $21.0 million increase in comparable store sales and a $6.6 million increase in new store sales. Daily average comparable store sales increased 7.1% in the fourth quarter of fiscal 2024, comprised of a 3.6% increase in daily average transaction count and a 3.4% increase in daily average transaction size. The increase in net sales was driven by increases in transaction counts, items per transaction, retail prices and new store sales. Sales growth was driven by enhanced customer engagement with our {N}power® rewards program, compelling offers, marketing initiatives, and increased sales of Natural Grocers® brand products.

Gross profit during the fourth quarter of fiscal 2024 increased $11.0 million, or 13.1%, to $95.4 million, compared to $84.3 million in the fourth quarter of fiscal 2023. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 100 basis points to 29.6% during the fourth quarter of fiscal 2024, compared to 28.6% in the fourth quarter of fiscal 2023. The increase in gross margin was driven by store occupancy cost leverage and higher product margin.

Store expenses during the fourth quarter of fiscal 2024 increased 10.2% to $72.6 million, primarily driven by higher compensation expenses and long-lived asset impairment charges related to a planned store closure. Store expenses as a percentage of net sales were 22.5% during the fourth quarter of fiscal 2024, up from 22.3% in the fourth quarter of fiscal 2023. The increase in store expenses as a percentage of net sales was primarily driven by higher long-lived asset impairment charges partially offset by expense leverage.

Administrative expenses during the fourth quarter of fiscal 2024 increased 4.4% to $10.2 million. Administrative expenses as a percentage of net sales were 3.2% in the fourth quarter of fiscal 2024, down from 3.3% in the fourth quarter of fiscal 2023.

Operating income for the fourth quarter of fiscal 2024 increased 56.0% to $12.1 million. Operating margin during the fourth quarter of fiscal 2024 was 3.7%, up from 2.6% in the fourth quarter of fiscal 2023.

Net income for the fourth quarter of fiscal 2024 was $9.0 million, or $0.39 diluted earnings per share, compared to net income of $5.9 million, or $0.26 diluted earnings per share, for the fourth quarter of fiscal 2023.

Adjusted EBITDA for the fourth quarter of fiscal 2024 was $22.6 million, compared to $16.1 million in the fourth quarter of fiscal 2023.

Operating Results — Fiscal 2024 Compared to Fiscal 2023

Net sales during fiscal 2024 increased $101.0 million, or 8.9%, to $1,241.6 million, compared to fiscal 2023, due to an $83.0 million increase in comparable store sales and a $22.6 million increase in new store sales, partially offset by a $4.6 million decrease in sales related to closed stores. Daily average comparable store sales increased 7.0% in fiscal 2024, comprised of a 3.8% increase in daily average transaction count and a 3.1% increase in daily average transaction size. The increase in net sales was driven by increases in transaction counts, retail prices, items per transaction and new store sales. Sales growth was driven by enhanced customer engagement with our {N}power rewards program, compelling offers, marketing initiatives including market-specific campaigns, and increased sales of Natural Grocers brand products.

Gross profit during fiscal 2024 increased $37.9 million, or 11.6%, to $364.8 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 70 basis points to 29.4% during fiscal 2024, compared to 28.7% in 2023. The increase in gross margin was primarily driven by store occupancy cost leverage and higher product margin attributed to effective pricing and promotions.

Store expenses during fiscal 2024 increased 7.8% to $277.4 million, primarily driven by higher compensation expenses, depreciation expenses and long-lived asset impairment charges. Store expenses as a percentage of net sales were 22.3% during fiscal 2024, down from 22.6% in fiscal 2023. The decrease in store expenses as a percentage of net sales primarily reflects expense leverage.

Administrative expenses during fiscal 2024 increased 7.6% to $38.7 million, driven by higher compensation expenses. Administrative expenses as a percentage of net sales were 3.1% for fiscal 2024, down from 3.2% in fiscal 2023.

Operating income for fiscal 2024 increased 48.3% to $47.0 million. Operating margin during fiscal 2024 was 3.8%, up from 2.8% in fiscal 2023.

Net income for fiscal 2024 was $33.9 million, or $1.47 diluted earnings per share, compared to net income of $23.2 million, or $1.02 diluted earnings per share, for fiscal 2023.

Adjusted EBITDA for fiscal 2024 was $83.3 million, compared to $63.4 million in fiscal 2023.

Balance Sheet and Cash Flow

As of September 30, 2024, the Company had $8.9 million in cash and cash equivalents, and no amounts outstanding on its $75.0 million revolving credit facility.

During fiscal 2024, the Company generated $73.8 million in cash from operations and invested $38.6 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.12 per common share, a 20% increase over the Company’s previous quarterly dividend. The dividend will be paid on December 18, 2024 to stockholders of record at the close of business on December 2, 2024.

Growth and Development

During the fourth quarter of fiscal 2024 the Company opened one new store, ending the fourth quarter with 169 stores in 21 states. A total of four new stores were opened during fiscal 2024.

Fiscal 2025 Outlook

The Company is introducing its fiscal 2025 outlook. The Company expects:

Fiscal 2025 Outlook
Number of new stores	4 to 6
Number of relocations/remodels	2 to 4
Daily average comparable store sales growth	4.0% to 6.0%
Diluted earnings per share	$1.52 to $1.60

Capital expenditures (in millions)	$36 to $44

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q4 FY 2024 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 168 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2024	2023	2024	2023
Net sales	$322,661	295,075	1,241,585	1,140,568
Cost of goods sold and occupancy costs	227,299	210,730	876,775	813,637
Gross profit	95,362	84,345	364,810	326,931
Store expenses	72,605	65,863	277,396	257,282
Administrative expenses	10,241	9,807	38,715	35,973
Pre-opening expenses	450	938	1,722	2,007
Operating income	12,066	7,737	46,977	31,669
Interest expense, net	(1,053)	(821)	(4,176)	(3,299)
Income before income taxes	11,013	6,916	42,801	28,370
Provision for income taxes	(2,003)	(1,036)	(8,866)	(5,127)
Net income	$9,010	5,880	33,935	23,243

Net income per share of common stock:
Basic	$0.40	0.26	1.49	1.02
Diluted	$0.39	0.26	1.47	1.02
Weighted average number of shares of common stock outstanding:
Basic	22,799,571	22,738,284	22,774,825	22,725,088
Diluted	23,175,214	22,945,750	23,083,903	22,834,316

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$8,871	18,342
Accounts receivable, net	12,610	10,797
Merchandise inventory	120,672	119,260
Prepaid expenses and other current assets	4,905	4,151
Total current assets	147,058	152,550
Property and equipment, net	178,609	169,060
Other assets:
Operating lease assets, net	275,111	287,941
Finance lease assets, net	40,752	45,110
Other assets	458	395
Goodwill and other intangible assets, net	13,488	14,129
Total other assets	329,809	347,575
Total assets	$655,476	669,185
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$88,397	80,675
Accrued expenses	35,847	33,064
Term loan, current portion	—	1,750
Operating lease obligations, current portion	35,926	34,850
Finance lease obligations, current portion	3,960	3,690
Total current liabilities	164,130	154,029
Long-term liabilities:
Term loan, net of current portion	—	5,938
Operating lease obligations, net of current portion	263,404	276,808
Finance lease obligations, net of current portion	43,217	47,142
Deferred income tax liabilities, net	10,471	14,427
Total long-term liabilities	317,092	344,315
Total liabilities	481,222	498,344
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,888,540 and 22,745,412 shares issued at September 30, 2024 and 2023, respectively, and 22,888,540 and 22,738,915 shares outstanding at September 30, 2024 and 2023, respectively	23	23
Additional paid-in capital	60,327	59,013
Retained earnings	113,904	111,871
Common stock in treasury at cost, 6,497 shares at September 30, 2023	—	(66)
Total stockholders’ equity	174,254	170,841
Total liabilities and stockholders’ equity	$655,476	669,185

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2024	2023
Operating activities:
Net income	$33,935	23,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,930	28,906
Loss on impairment of long-lived assets and store closing costs	2,102	1,268
Loss on disposal of property and equipment	10	379
Share-based compensation	2,829	1,360
Deferred income tax benefit	(3,955)	(1,475)
Non-cash interest expense	17	19
Other	(160)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(1,790)	315
Income tax receivable	252	378
Merchandise inventory	(1,412)	(5,504)
Prepaid expenses and other assets	(1,069)	(128)
Operating lease assets	33,446	33,067
(Decrease) increase in:
Operating lease liabilities	(34,197)	(33,899)
Accounts payable	10,039	10,350
Accrued expenses	2,783	6,327
Net cash provided by operating activities	73,760	64,606
Investing activities:
Acquisition of property and equipment	(37,541)	(36,568)
Acquisition of other intangibles	(1,139)	(1,525)
Proceeds from sale of property and equipment	37	107
Proceeds from property insurance settlements	43	36
Net cash used in investing activities	(38,600)	(37,950)
Financing activities:
Borrowings under revolving loans	604,200	531,100
Repayments under revolving loans	(604,200)	(531,100)
Repayments under term loan	(7,688)	(8,000)
Finance lease obligation payments	(3,610)	(2,779)
Dividends to shareholders	(31,866)	(9,089)
Repurchase of common stock	—	(181)
Payments of deferred financing costs	(18)	—
Payments on withholding tax for restricted stock unit vesting	(1,449)	(304)
Net cash used in financing activities	(44,631)	(20,353)
Net (decrease) increase in cash and cash equivalents	(9,471)	6,303
Cash and cash equivalents, beginning of year	18,342	12,039
Cash and cash equivalents, end of year	$8,871	18,342
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,216	1,305
Cash paid for interest on financing lease obligations, net of capitalized interest of $338 and $318, respectively	1,939	2,002
Income taxes paid	13,581	5,048
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,679	6,016
Acquisition of other intangibles not yet paid	22	3
Property acquired through operating lease obligations	22,317	15,274
Property acquired through finance lease obligations	(45)	5,724

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2024	2023	2024	2023
Net income	$9,010	5,880	33,935	23,243
Interest expense, net	1,053	821	4,176	3,299
Provision for income taxes	2,003	1,036	8,866	5,127
Depreciation and amortization	7,932	7,480	30,930	28,906
EBITDA	19,998	15,217	77,907	60,575
Impairment of long-lived assets and store closing costs	1,721	534	2,547	1,464
Share-based compensation	929	314	2,829	1,360
Adjusted EBITDA	$22,648	16,065	83,283	63,399

EBITDA increased 31.4% to $20.0 million for the fourth quarter of fiscal 2024 compared to $15.2 million for the fourth quarter of fiscal 2023. EBITDA increased 28.6% to $77.9 million for the year ended September 30, 2024 compared to $60.6 million for the year ended September 30, 2023. EBITDA as a percentage of net sales was 6.2% and 5.2% for the fourth quarter of 2024 and 2023, respectively. EBITDA as a percentage of net sales was 6.3% and 5.3% for the years ended September 30, 2024 and 2023, respectively.

Adjusted EBITDA increased 41.0% to $22.6 million for the fourth quarter of fiscal 2024 compared to $16.1 million for the fourth quarter of fiscal 2023. Adjusted EBITDA increased 31.4% to $83.3 million for the year ended September 30, 2024 compared to $63.4 million for the year ended September 30, 2023. Adjusted EBITDA as a percentage of net sales was 7.0% and 5.4% for the fourth quarter of fiscal 2024 and 2023, respectively. Adjusted EBITDA as a percentage of net sales was 6.7% and 5.6% for the years ended September 30, 2024 and 2023, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.